Exhibit 99.1

Kroger Reports Third Quarter Results
Q3 EPS of $0.44 and ID Sales Without Fuel 1.1%
Confirms 2017 EPS Guidance
 Expects 2017 Q4 ID Sales Without Fuel to Exceed 1.1%

Highlights:

•                  Great start on Restock Kroger

•                  Digital revenue up 109%, driven by ClickList

•                  Continued growth and innovation in Our Brands

•                  Increased market share

CINCINNATI, November 30, 2017 — The Kroger Co. (NYSE: KR) today reported financial results for its third quarter ended November 4, 2017.

Net earnings were $397 million, or $0.44 per diluted share, and identical supermarket sales growth, without fuel, was 1.1% in the third quarter of 2017. This includes strong core business results and strong fuel results, as well as an incremental $111 million contribution to the UFCW Consolidated Pension Plan in the third quarter. Kroger’s net earnings for the third quarter last year were $391 million, or $0.41 per diluted share.

Comments from Chairman and CEO Rodney McMullen

“Restock Kroger is off to a great start. Customers are recognizing our efforts to redefine the customer experience and rewarding us with their loyalty. We continue to accelerate our digital and ecommerce offerings, to grow Our Brands, to lower prices for customers, and to invest in our associates.

“The holidays are always Kroger’s time to shine. In fact, we had our best ever Black Friday results for general merchandise, led by record sales at Fred Meyer. Everything we are doing revolves around our associates providing friendly service and fresh products to our customers.

“This quarter shows that by investing for the future, our business continues to improve and gain momentum. We remain confident in our ability to continue to grow identical supermarket store sales and market share for the balance of the year and in 2018.”

Details of Third Quarter 2017 Results

Total sales increased 4.5% to $27.7 billion in the third quarter compared to $26.6 billion for the same period last year. Total sales, excluding fuel, increased 3.0% in the third quarter compared to the same period last year.

Gross margin was 22.4% of sales for the third quarter. Excluding fuel, ModernHEALTH and the LIFO charge, gross margin increased 30 basis points from the same period last year. Lower cost of goods and sales mix more than offset continued price investments.

Kroger recorded a $3 million LIFO charge in the third quarter of 2017, compared to an $8 million LIFO credit in the same period last year.

FIFO operating margin dollars for the third quarter of 2017 increased $38 million, or 5.5%.

Operating, General & Administrative costs as a rate of sales — excluding fuel, ModernHEALTH, and a $111 million contribution to the UFCW Consolidated Pension Plan — increased 18 basis points. Rent and depreciation with the same exclusions remained consistent.

Third Quarter 2017 Restock Kroger Highlights

Redefine the Grocery Customer Experience

•                  Launched We Are Local campaign, including a new digital hub to welcome local and emerging brands to partner with the company.

•                  Hosted first natural foods innovation summit to expand its natural foods offering.

•                  Launched and opened a new restaurant concept, Kitchen 1883. (www.krogerstories.com/kitchen1883/)

•                  Announced two new Our Brands product lines: An apparel brand to launch in 2018, and a floral line, BLOOM HAUSTM, now available in stores just in time for the holidays.

Partner for Customer Value

•                  Used cost savings to continue reducing prices for customers.

•                  Launched home delivery, powered by Instacart, in select locations in Southern California.

•                  Announced Kroger Precision Marketing, Powered by 84.51°, a media solution that offers CPGs a service that delivers personalized communication to Kroger’s customers through a variety of digital and other media channels.

•                  Announced cloud computing portfolio is expanding with Google Cloud Platform.

Develop Talent

•                  Announced $500 million incremental investment in associates over the next three years.

•                  Hiring an estimated 14,000 part-time and seasonal roles this holiday season.

•                  Named one of the “Healthiest 100 Workplaces in America” by Healthiest Employers.

•                  Lowered prices for healthcare services for company associates and their immediate families at The Little Clinic®.

Live Kroger’s Purpose

•                  Launched Zero Hunger | Zero Waste, a visionary initiative that aims to end hunger in the communities Kroger calls home and eliminate waste across the company by 2025.

•                  Named to the Dow Jones Sustainability Index-North America for fifth consecutive year.

•                  Generated $7 million to support hurricane recovery in Texas, Florida and Puerto Rico.

•                  Donated $3.2 million to the USO through its Honoring Our Heroes campaign, a commitment Kroger has long made to veterans, military service members and their families.

Financial Strategy

Over the last four quarters, Kroger has used cash to:

•                  Contribute an incremental $1.1 billion to company-sponsored pension plans,

•                  Repurchase 59 million common shares for $1.7 billion,

•                  Pay $446 million in dividends, and

•                  Invest $2.9 billion in capital.

Kroger’s financial strategy is to use its financial flexibility to drive growth while also returning capital to shareholders and maintaining its current investment grade debt rating. The company continually balances the use of its cash flow to achieve these goals.

Kroger’s net total debt to adjusted EBITDA ratio increased to 2.57, due primarily to funding various pension obligations. The company updated its net total debt to adjusted EBITDA ratio target range to 2.20 to 2.40 to reflect its decision to fund these existing obligations, which resulted in them being reflected as debt on Kroger’s balance sheet. Kroger expects to use a portion of proceeds from the potential sale of assets to help achieve its targeted net total debt to adjusted EBITDA ratio.

Return on invested capital for the third quarter, on a rolling four quarters basis, was 12.31% (see Table 7).

Guidance

Kroger confirms 2017 net earnings guidance for 53 weeks of $1.74-$1.79 per diluted share and adjusted net earnings guidance for 53 weeks of $2.00 to $2.05 per diluted share. Both GAAP and adjusted net earnings per diluted share guidance include the effect of hurricanes.

Kroger expects fourth quarter identical supermarket sales growth, excluding fuel, to exceed 1.1%.

The company expects capital investments excluding mergers, acquisitions and purchases of leased facilities, to be approximately $3.0 billion for 2017.

At The Kroger Co., we are dedicated to our purpose: to Feed the Human SpiritTM. We are 450,000 associates who serve nearly nine million customers in 2,790 retail food stores under a variety of local banner names in 35 states and the District of Columbia. Our Family of Companies operates an expanding

ClickList offering — a personalized order online service — in addition to 2,266 pharmacies, 783 convenience stores, 306 fine jewelry stores, 219 retail health clinics, 1,480 supermarket fuel centers and 38 food production plants in the United States. Our Company has been recognized as one of America’s most generous companies for our support of more than 100 Feeding America food bank partners, breast cancer research and awareness, the military and their families, and more than 145,000 community organizations including schools. As a leader in supplier diversity, we are a proud member of the Billion Dollar Roundtable.

Note: Fuel sales have historically had a low FIFO gross margin rate and operating expense rate as compared to corresponding rates on non-fuel sales. As a result Kroger discusses the changes in these rates excluding the effect of fuel.

Note: Kroger discusses the changes in operating results, as a percentage of sales, excluding certain items that affect comparability.

Please refer to the supplemental information presented in the tables for reconciliations of the non-GAAP financial measures used in this press release to the most comparable GAAP financial measure and related disclosure.

This press release contains certain statements that constitute “forward-looking statements” about the future performance of the company. These statements are based on management’s assumptions and beliefs in light of the information currently available to it. These statements are indicated by words such as “estimate,” “expect,” “guidance,” “confident,” “strategy,” “goal,” “target,” “range,” and “continue.” Various uncertainties and other factors could cause actual results to differ materially from those contained in the forward-looking statements. These include the specific risk factors identified in “Risk Factors” and “Outlook” in Kroger’s annual report on Form 10-K for the last fiscal year and any subsequent filings, as well as the following:

•                  Kroger’s ability to achieve sales, earnings and cash flow goals may be affected by: labor negotiations or disputes; changes in the types and numbers of businesses that compete with Kroger; pricing and promotional activities of existing and new competitors, including non-traditional competitors, and the aggressiveness of that competition; Kroger’s response to these actions; the state of the economy, including interest rates, the inflationary and deflationary trends in certain commodities, and the unemployment rate; the effect that fuel costs have on consumer spending; volatility of fuel margins; changes in government-funded benefit programs; manufacturing commodity costs; diesel fuel costs related to Kroger’s logistics operations; trends in consumer spending; the extent to which Kroger’s customers exercise caution in their purchasing in response to economic conditions; the inconsistent pace of the economic recovery; changes in inflation or deflation in product and operating costs; stock repurchases; Kroger’s ability to retain pharmacy sales from third party payors; consolidation in the healthcare industry, including pharmacy benefit managers; Kroger’s ability to negotiate modifications to multi-employer pension plans; natural disasters or adverse weather conditions; the potential costs and risks associated with potential cyber-attacks or data security breaches; the success of Kroger’s future growth plans; and the successful integration of Harris Teeter and Roundy’s.  Kroger’s ability to achieve sales and earnings goals may also be affected by Kroger’s ability to manage the factors identified above. Kroger’s ability to execute its financial strategy may be affected by its ability to generate cash flow.

•                  During the first three quarters of each fiscal year, Kroger’s LIFO charge and the recognition of LIFO expense is affected primarily by estimated year-end changes in product costs. Kroger’s fiscal year LIFO charge is affected primarily by changes in product costs at year-end.

Kroger assumes no obligation to update the information contained herein. Please refer to Kroger’s reports and filings with the Securities and Exchange Commission for a further discussion of these risks and uncertainties.

Note: Kroger’s quarterly conference call with investors will be broadcast live online at 10 a.m. (ET) on November 30, 2017 at ir.kroger.com. An on-demand replay of the webcast will be available at approximately 1 p.m. (ET) Thursday, November 30, 2017.

3rd Quarter 2017 Tables Include:

1.              Consolidated Statements of Operations

2.              Consolidated Balance Sheets

3.              Consolidated Statements of Cash Flows

4.              Supplemental Sales Information

5.              Reconciliation of Net Total Debt and Net Earnings Attributable to The Kroger Co. to Adjusted EBITDA

6.              Net Earnings Per Diluted Share Excluding the Adjustment Items

7.              Return on Invested Capital

Contacts: Media: Kristal Howard (513) 762-1304; Investors: Kate Ward (513) 762-4969

Table 1.

THE KROGER CO.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share amounts)

(unaudited)

	THIRD QUARTER				YEAR-TO-DATE
	2017		2016		2017		2016

SALES	$27,749	100.0%	$26,557	100.0%	$91,631	100.0%	$87,726	100.0%

MERCHANDISE COSTS, INCLUDING ADVERTISING, WAREHOUSING AND TRANSPORTATION (a), AND LIFO CHARGE (b)	21,532	77.6	20,653	77.8	71,422	78.0	68,019	77.5
OPERATING, GENERAL AND ADMINISTRATIVE (a)	4,708	17.0	4,443	16.7	15,606	17.0	14,695	16.8
RENT	196	0.7	199	0.8	691	0.8	666	0.8
DEPRECIATION AND AMORTIZATION	573	2.1	549	2.1	1,871	2.0	1,768	2.0

OPERATING PROFIT	740	2.7	713	2.7	2,041	2.2	2,578	2.9

INTEREST EXPENSE	136	0.5	124	0.5	453	0.5	396	0.5

NET EARNINGS BEFORE INCOME TAX EXPENSE	604	2.2	589	2.2	1,588	1.7	2,182	2.5

INCOME TAX EXPENSE	215	0.8	206	0.8	552	0.6	727	0.8

NET EARNINGS INCLUDING NONCONTROLLING INTERESTS	389	1.4	383	1.4	1,036	1.1	1,455	1.7

NET LOSS ATTRIBUTABLE TO NONCONTROLLING INTERESTS	(8)	—	(8)	—	(17)	—	(14)	—

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO.	$397	1.4%	$391	1.5%	$1,053	1.2%	$1,469	1.7%

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. PER BASIC COMMON SHARE	$0.44		$0.41		$1.16		$1.54

AVERAGE NUMBER OF COMMON SHARES USED IN BASIC CALCULATION	887		940		901		946

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. PER DILUTED COMMON SHARE	$0.44		$0.41		$1.15		$1.52

AVERAGE NUMBER OF COMMON SHARES USED IN DILUTED CALCULATION	893		953		910		962

DIVIDENDS DECLARED PER COMMON SHARE	$0.125		$0.120		$0.370		$0.345

Note:                  Certain percentages may not sum due to rounding.

Note:                  The Company defines First-In First-Out (FIFO) gross profit as sales minus merchandise costs, including advertising, warehousing and transportation, but excluding the Last-In First-Out (LIFO) charge.

The Company defines FIFO gross margin, as described in the earnings release, as FIFO gross profit divided by sales.

The Company defines FIFO operating profit as operating profit excluding the LIFO charge.

The Company defines FIFO operating margin, as described in the earnings release, as FIFO operating profit divided by sales.

The above FIFO financial metrics are important measures used by management to evaluate operational effectiveness.  Management believes these FIFO financial metrics are useful to investors and analysts because they measure our day-to-day operational effectiveness.

The Company defines free cash flow as net cash provided by operating activities minus net cash used by investing activities.  Free cash flow is an important measure used by management to evaluate available funding for share repurchases, dividends, debt levels and other strategic investments.  Management believes free cash flow is a useful metric to investors and analysts because it demonstrates our ability to make share repurchases and other strategic investments, pay dividends and manage debt levels.

(a)                                 Merchandise costs and operating, general and administrative expenses exclude depreciation and amortization expense and rent expense which are included in separate expense lines.

(b)                                 LIFO charge of $3 and a credit of $(8) were recorded in the third quarters of 2017 and 2016, respectively.  For the year to date period, LIFO charges of $46 and $19 were recorded for 2017 and 2016, respectively.

Table 2.

THE KROGER CO.

CONSOLIDATED BALANCE SHEETS

(in millions)

(unaudited)

	November 4,	November 5,
	2017	2016

ASSETS
Current Assets
Cash	$334	$362
Temporary cash investments	18	12
Store deposits in-transit	1,163	1,043
Receivables	1,452	1,488
Inventories	6,917	6,976
Assets held for sale	604	—
Prepaid and other current assets	437	522

Total current assets	10,925	10,403

Property, plant and equipment, net	20,966	20,966
Intangibles, net	1,113	1,164
Goodwill	3,035	3,035
Other assets	989	939

Total Assets	$37,028	$36,507

LIABILITIES AND SHAREOWNERS’ EQUITY
Current Liabilities
Current portion of long-term debt including obligations under capital leases and financing obligations	$1,729	$3,019
Trade accounts payable	6,307	6,310
Accrued salaries and wages	1,074	1,153
Deferred income taxes	—	221
Liabilities held for sale	259	—
Other current liabilities	3,521	3,421

Total current liabilities	12,890	14,124

Long-term debt including obligations under capital leases and financing obligations	13,118	10,817
Deferred income taxes	2,452	1,759
Pension and postretirement benefit obligations	522	1,381
Other long-term liabilities	1,835	1,796

Total Liabilities	30,817	29,877

Shareowners’ equity	6,211	6,630

Total Liabilities and Shareowners’ Equity	$37,028	$36,507

Total common shares outstanding at end of period	881	934
Total diluted shares year-to-date	910	962

Table 3.

THE KROGER CO.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

(unaudited)

	YEAR-TO-DATE
	2017	2016

CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings including noncontrolling interests	$1,036	$1,455
Adjustments to reconcile net earnings including noncontrolling interests to net cash provided by operating activities:
Depreciation and amortization	1,871	1,768
LIFO charge	46	19
Stock-based employee compensation	118	110
Expense for Company-sponsored pension plans	68	62
Deferred income taxes	267	5
Other	5	(27)
Changes in operating assets and liabilities, net of effects from mergers of businesses:
Store deposits in-transit	(268)	(120)
Receivables	45	48
Inventories	(466)	(798)
Prepaid and other current assets	426	219
Trade accounts payable	620	509
Accrued expenses	26	(144)
Income taxes receivable and payable	143	267
Contribution to Company-sponsored pension plan	(1,000)	—
Other	117	83

Net cash provided by operating activities	3,054	3,456

CASH FLOWS FROM INVESTING ACTIVITIES:
Payments for property and equipment, including payments for lease buyouts	(2,137)	(3,025)
Proceeds from sale of assets	120	114
Payments for acquisitions, net of cash acquired	(16)	(401)
Other	(2)	39

Net cash used by investing activities	(2,035)	(3,273)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of long-term debt	1,503	1,785
Payments on long-term debt	(769)	(1,332)
Net (payments) borrowings on commercial paper	(45)	1,200
Dividends paid	(333)	(316)
Proceeds from issuance of capital stock	31	51
Treasury stock purchases	(1,292)	(1,401)
Other	(84)	(73)

Net cash used by financing activities	(989)	(86)

NET INCREASE IN CASH AND TEMPORARY CASH INVESTMENTS	30	97

CASH AND TEMPORARY CASH INVESTMENTS:
BEGINNING OF YEAR	322	277
END OF YEAR	$352	$374

Reconciliation of capital investments:
Payments for property and equipment, including payments for lease buyouts	$(2,137)	$(3,025)
Payments for lease buyouts	9	5
Changes in construction-in-progress payables	(149)	14
Total capital investments, excluding lease buyouts	$(2,277)	$(3,006)

Disclosure of cash flow information:
Cash paid during the year for interest	$469	$410
Cash paid during the year for income taxes	$168	$450

Table 4. Supplemental Sales Information

(in millions, except percentages)

(unaudited)

Items identified below should not be considered as alternatives to sales or any other GAAP measure of performance.  Identical supermarket sales is an industry-specific measure and it is important to review it in conjunction with Kroger’s financial results reported in accordance with GAAP.  Other companies in our industry may calculate identical supermarket sales differently than Kroger does, limiting the comparability of the measure.

IDENTICAL SUPERMARKET SALES (a)

	THIRD QUARTER		YEAR-TO-DATE
	2017	2016	2017	2016

INCLUDING FUEL CENTERS	$24,605	$24,026	$81,327	$80,045
EXCLUDING FUEL CENTERS	$21,629	$21,398	$71,958	$71,636

INCLUDING FUEL CENTERS	2.4%	-0.2%	1.6%	-0.1%
EXCLUDING FUEL CENTERS	1.1%	0.1%	0.4%	1.5%

(a)           Kroger defines a supermarket as identical when it has been open without expansion or relocation for five full quarters.

Table 5.  Reconciliation of Net Total Debt and

Net Earnings Attributable to The Kroger Co. to Adjusted EBITDA

(in millions, except for ratio)

(unaudited)

The items identified below should not be considered an alternative to any GAAP measure of performance or access to liquidity.  Net total debt to adjusted EBITDA is an important measure used by management to evaluate the Company’s access to liquidity.  The items below should be reviewed in conjunction with Kroger’s financial results reported in accordance with GAAP.

The following table provides a reconciliation of net total debt.

	November 4,	November 5,
	2017	2016	Change

Current portion of long-term debt including obligations under capital leases and financing obligations	$1,729	$3,019	$(1,290)
Long-term debt including obligations under capital leases and financing obligations	13,118	10,817	2,301

Total debt	14,847	13,836	1,011

Less: Temporary cash investments	18	12	6

Net total debt	$14,829	$13,824	$1,005

The following table provides a reconciliation from net earnings attributable to The Kroger Co. to adjusted EBITDA, as defined in the Company’s credit agreement, on a rolling four quarters basis.

	Rolling Four Quarters Ended
	November 4,	November 5,
	2017	2016

Net earnings attributable to The Kroger Co.	$1,559	$2,028
LIFO charge (credit)	46	(11)
Depreciation and amortization	2,443	2,276
Interest expense	579	509
Income tax expense	782	977
Adjustments for pension plan agreements	199	111
Adjustments for voluntary retirement offering	184	—
Other	(18)	(11)

Adjusted EBITDA	$5,774	$5,879

Net total debt to adjusted EBITDA ratio on a rolling four quarters basis	2.57	2.35

Table 6. Net Earnings Per Diluted Share Excluding the Adjustment Items

(in millions, except per share amounts)

(unaudited)

The purpose of this table is to better illustrate comparable operating results from our ongoing business, after removing the effects on net earnings per diluted common share for certain items described below.  Items identified in this table should not be considered alternatives to net earnings attributable to The Kroger Co. or any other GAAP measure of performance.  These items should not be reviewed in isolation or considered substitutes for the Company’s financial results as reported in accordance with GAAP.  Due to the nature of these items, as further described below, it is important to identify these items and to review them in conjunction with the Company’s financial results reported in accordance with GAAP.

The following table summarizes items that affected the Company’s financial results during the periods presented. In 2017, these items included charges related to the withdrawal liability for certain multi-employer pension funds and the voluntary retirement offering.  In 2016, these items included charges related to the restructuring of certain pension obligations.

	THIRD QUARTER		YEAR-TO-DATE
	2017	2016	2017	2016

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO.	$397	$391	$1,053	$1,469

ADJUSTMENTS FOR PENSION PLAN AGREEMENTS (a)(b)	—	—	126	71

ADJUSTMENTS FOR VOLUNTARY RETIREMENT OFFERING (a)(c)	—	—	117	—

2017 AND 2016 ADJUSTED ITEMS	—	—	243	71

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. EXCLUDING THE ADJUSTMENT ITEMS ABOVE	$397	$391	$1,296	$1,540

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. PER DILUTED COMMON SHARE	$0.44	$0.41	$1.15	$1.52

ADJUSTMENTS FOR PENSION PLAN AGREEMENTS (d)	—	—	0.13	0.07

ADJUSTMENTS FOR VOLUNTARY RETIREMENT OFFERING (d)	—	—	0.13	—

2017 AND 2016 ADJUSTED ITEMS	—	—	0.26	0.07

NET EARNINGS ATTRIBUTABLE TO THE KROGER CO. PER DILUTED COMMON SHARE EXCLUDING THE ADJUSTMENT ITEMS ABOVE	$0.44	$0.41	$1.41	$1.59

AVERAGE NUMBER OF COMMON SHARES USED IN DILUTED CALCULATION	893	953	910	962

(a)                   The amounts presented represent the after-tax effect of each adjustment.

(b)                   The pre-tax adjustments for the pension plan agreements were $199 in 2017 and $111 in 2016.

(c)                    The pre-tax adjustments for the voluntary retirement offering were $184.

(d)                   The amounts presented represent the net earnings per diluted common share effect of each adjustment.

Table 7.  Return on Invested Capital

(in millions, except percentages)

(unaudited)

Return on invested capital should not be considered an alternative to any GAAP measure of performance.  Return on invested capital is an important measure used by management to evaluate our investment returns on capital and our effectiveness in deploying our assets.  Return on invested capital should not be reviewed in isolation or considered as a substitute for our financial results as reported in accordance with GAAP.  Other companies may calculate return on invested capital differently than Kroger, limiting the comparability of the measure.

The following table provides a calculation of return on invested capital on a rolling four quarters basis ended November 4, 2017.

Rolling Four Quarters Ended
November 4,
2017
Return on Invested Capital
Numerator (a)
Operating profit	$2,899
LIFO charge	46
Depreciation and amortization	2,443
Rent	906
Adjustments for pension plan agreements	199
Adjustments for voluntary retirement offering	184

Adjusted operating profit	$6,677

Denominator (b)
Average total assets	$36,768
Average taxes receivable (c)	(81)
Average LIFO reserve (d)	1,298
Average accumulated depreciation and amortization	20,017
Average trade accounts payable	(6,309)
Average accrued salaries and wages	(1,114)
Average other current liabilities (e)	(3,448)
Average liabilities held for sale	(130)
Rent * 8 (f)	7,248

Average invested capital	$54,249

Return on Invested Capital	12.31%

(a)    Represents results for the rolling four quarters for the period noted.

(b)    Represents the average of amounts at the beginning and end of the rolling four quarters for the period presented.

(c)     Taxes receivable is recorded in the Consolidated Balance Sheet in receivables.

(d)    LIFO reserve is recorded in the Consolidated Balance Sheet in inventories.

(e)     The calculation of average other current liabilities excludes accrued income taxes.

(f)      The factor of eight estimates the hypothetical capitalization of our operating leases.